Filed pursuant to Rule 424(b)(3)
Commission File No. 333-114447

PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2004
(TO PROSPECTUS DATED JULY 21, 2004)

$450,000,000

SOLECTRON CORPORATION

0.50% Convertible Senior Notes due 2034
and the Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements the Prospectus dated July 21, 2004 (the “Prospectus”) of Solectron Corporation (“Solectron”) relating to the resale by certain noteholders (the “Selling Securityholders”) of up to $450,000,000 of 0.50% Convertible Senior Notes due 2034 of Solectron and the common stock issuable upon conversion of the notes. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus.

     The information in the table appearing under the heading “Selling Securityholders” commencing on page 60 of the Prospectus is hereby amended by superseding the information with respect to persons previously listed in the Prospectus or in any amendments or supplements thereto that are listed below:

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned That	Notes	Common Stock That	Common Stock
Name	May Be Sold	Outstanding	May Be Sold (1)	Outstanding (2)
DKR Saturn Event Driven Holding Fund Ltd. (44)	$20,187,500	4.49%	2,088,332	*
DKR Saturn Multi-Strategy Holding Fund Ltd. (45)	$12,687,500	2.82%	1,312,481	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 103.4468 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under the section entitled “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 963,807,124 shares of common stock outstanding as of October 8, 2004. In calculating each holder’s percentage of common stock outstanding, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(44)	DKR Saturn Management L.P. (“DKR Saturn”) is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR Saturn Event Driven Holding Fund Ltd. (the “Fund’). DKR Saturn has retained certain individuals to act as the portfolio manager to the Fund managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. For the securities, DKR Saturn Management Company L.P. has been retained to act as the portfolio manager to the Fund. Ron Phillips has trading authority over the Fund.

(45)	DKR Saturn Management L.P. (“DKR Saturn”) is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR Saturn Multi-Strategy Fund Ltd. (the “Fund’). DKR Saturn has retained certain individuals to act as the portfolio manager to the Fund managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. For the securities, DKR Saturn Management Company L.P. has been retained to act as the portfolio manager to the Fund. Mike Cotton has trading authority over the Fund.

     Information concerning the Selling Securityholders is based upon information provided to us by the Selling Securityholders. This information may change from time to time and any changed information of which we are apprised will be set forth in future prospectus supplements if and when necessary.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.